Exhibit 10.29
LICENSE AGREEMENT
This License Agreement (this “Agreement”) is made as of this 1st day of December 2010 (the “Effective Date”), by and between CONSHOHOCKEN ASSOCIATES, L.P., a Pennsylvania limited partnership (“Licensor”), with an address of 2701 Renaissance Boulevard, Fourth Floor, King of Prussia, Pennsylvania 19406, and NUPATHE INC., a Delaware corporation (“Licensee”), with an address of 227 Washington Street, Suite 200, Conshohocken, PA 19428.
RECITALS
WHEREAS, Licensor is the fee simple owner of certain real property and improvements including that certain building known as Millennium I (the “Building”) located at 20 Ash Street, Conshohocken, Pennsylvania (collectively, the “Property”);
WHEREAS, Licensee desires to use a portion of the Building for its packaging operations and other general office use (including the storage of clinical supplies) during the term hereof; and
WHEREAS, Licensor is willing to grant Licensee a license to use the Premises for the foregoing purpose, upon the terms and conditions set forth below.
AGREEMENT
NOW THEREFORE, for good and valuable consideration acknowledged and agreed to by the parties, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Incorporation of Recitals. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Agreement.
2. Right of Entry and License. Licensor hereby grants to Licensee an exclusive license (the “License”) to enter into the Building and use that certain space containing approximately four hundred eighty (480) rentable square feet of office space on the second level (the “Premises”) of the Building, as shown on Exhibit A attached hereto and made a part hereof. Such License shall be terminable in accordance with the terms of this Agreement. The Premises shall be used solely for the use described herein, it being clearly understood that Licensee shall be solely responsible for leaving the Premises and the Property in at least the same condition it was in prior to Licensee’s entry into the Premises and the Property for the purposes set forth herein; provided, that, any modifications or improvements made by Licensee to the Premises or Property and approved by Licensor in writing may remain. Nothing contained herein shall be construed as granting to the Licensee any property or ownership rights in the Property, or to create a partnership, joint venture or an agency relationship between Licensor and Licensee.

3. Term. The term of the License (the “Term”) shall be for a period commencing upon the Effective Date and shall be coterminous with the term for the Initial Premises1 and Additional Premises as described in the Lease, which for the avoidance of doubt, expires on March 31, 2013 unless otherwise terminated or extended pursuant to the terms of this Agreement or the Lease. Notwithstanding anything to the contrary contained herein, Licensor shall have the right to terminate this Agreement for no reason or for any reason upon ninety (90) days written notice to Licensee; provided, that, if such termination occurs before December 1, 2011, Licensor shall promptly pay Licensee the applicable “Reimbursement Amount” set forth on Exhibit B attached hereto as reimbursement for costs incurred by Licensee in “fitting-out” the Premises. Upon the expiration of the Term (as it may be extended) or earlier termination of this Agreement, Licensee agrees to (i) promptly vacate and cause its employees, agents, contractors and licensees to vacate the Premises, (ii) remove all equipment, personal property or debris and repair immediately any damage caused by such removal, and (iii) restore the Premises to substantially the same condition as existed prior to the commencement of the Term; provided, that, any modifications or improvements made by Licensee to the Premises or Property and approved by Licensor in writing may remain (the “Move-Out Conditions”). In the event that Licensee or Licensor defaults in its obligations under this Agreement and such default continues for more than ten (10) days after written notice by the non-defaulting party to the defaulting-party, or if such default is of such a nature that it cannot be remedied within such ten (10) day period, the non-defaulting party may terminate this Agreement immediately upon written notice to the defaulting-party.
4. License Fee. As consideration for the License, Licensee shall be required to pay Licensor a license fee of Eight Hundred Dollars and No Cents ($800.00) on the first (1st) day of each month for each month of the Term. If the first day of the Term falls on a day other than the first day of a calendar month, the license fee for the partial calendar month shall be due and payable for such month, apportioned on a per diem basis for the period between the first day of the Term and the first day of the next first full calendar month in the Term and such apportioned sum shall be paid on the first (1st) day of the Term. Licensee shall not be responsible for the payment of any charges for electricity, light, heat, air conditioning, HVAC or other utilities or expenses with respect to the Premises (whether or not such usage is sub-metered) nor any charges for electricity, light, heat, air conditioning, HVAC or other utilities or expenses used generally at the Property (i.e., not within Licensee occupied premises of the Building).
5. AS-IS CONDITION. Licensee hereby agrees that it accepts the Premises in its “AS-IS” “WHERE IS” condition with all faults and Licensor shall have no obligations to make any improvements to the Premises except as expressly set forth in this Agreement.
6. [Reserved.]
7. Insurance Requirements. Licensee shall comply with all Tenant insurance requirements pursuant to Section 10(a) of the Lease (the “Insurance Provisions”). All references in the Insurance Provisions to “Term,” “Building,” “Premises” or “Property” shall be deemed to refer to the same terms as defined herein. Further, all references in the Insurance Provisions to “Landlord,” “Tenant,” “Lease,” and “Commencement Date” shall instead refer to “Licensor,” “Licensee,” “Agreement,” and “Effective Date,” respectively, as such terms are defined herein. The policy(ies) maintained, or caused to be maintained, pursuant to this Section 7 shall insure the contractual liability of Licensee covering the indemnities herein set forth and shall (i) name Licensor, O’Neill Properties Group, L.P. and J. Brian O’Neill as additional insured parties, and (ii) contain a provision that the insurance provided thereunder shall be primary and noncontributory with any other insurance available to Licensor.

[1]
Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Office Space Lease dated January 10, 2008, by and between Licensor, as landlord, and Licensee, as tenant, as amended by that certain First Amendment to Office Space Lease dated as of or about even date herewith (collectively, the “Lease”).

8. Licensee’s Covenants. Licensee hereby covenants and agrees not to damage, deface or otherwise injure the Property or any part thereof, to comply with all applicable federal, state and municipal laws, orders, rules and regulations while on or about the Property; and not to disrupt, affect or interfere with the use of the Property by others entitled to use same. This covenant by Licensee includes, but is not limited to, Licensee’s obligation to obtain any and all permits or other governmental or quasi-governmental approvals which may be required in connection with its activities, at its sole cost and expense.
9. Licensor’s Covenants. Licensor hereby covenants and agrees:
a.
to make all necessary repairs and replacements to the structural elements and Building operating systems and exterior windows and doors of the Premises and other improvements located on the Property necessary and appropriate for the continued operation of the Building as a first class building; provided, however, that Licensor shall have no responsibility to make any repairs unless and until Licensor receives written notice of the need for such repair and provided further, that Licensor shall not be obligated to repair any Licensee improvements;

b.
to keep and maintain all common facilities of the Property and any sidewalks, parking areas, curbs and access ways adjoining the Property in a clean and orderly condition, free of accumulation of dirt and rubbish and shall keep and maintain all landscaped areas within the Property in a neat and orderly condition;

c.
to furnish the Premises with electricity, heating and air conditioning for the normal use and occupancy of the Premises between 7:00 a.m. and 9:00 p.m., Monday through Friday, 8:00 a.m. to 1:00 p.m. on Saturdays, of each week during the Term (Building Holidays excepted); and

d.
to replace light bulbs, tubes and ballasts for building standard lighting fixtures when required in the Premise, provided, that Licensee shall pay to Licensor the standard fees charged by Licensor for the same within thirty (30) days of receipt of an invoice therefor; and

e.
that Licensee shall quietly have and enjoy the Premises during the Term and without hindrance or molestation by anyone claiming by or through Licensor, subject, however, to the conditions of this Agreement.

10. Personal Property. Any personal property belonging to Licensee, its invitees, guests, contractors, agents or other third parties, situate upon the Property shall be there at the sole risk of Licensee, and Licensor shall not be liable for damage thereto or theft, misappropriation or loss thereof, except to the extent such damages, theft, misappropriation or theft is attributable to Licensor’s negligence, willful misconduct or breach of this Agreement.

11. Damage by Fire or Other Casualty. If the Premises or Building is damaged or destroyed by fire or other casualty, either Licensor or Licensee may terminate this Agreement upon delivering written notice of termination to the other party within sixty (60) days of such damage or destruction.
12. Indemnification.
a.
Licensee shall indemnify, defend and hold Licensor, its agents, contractors, officers, employees, lenders, partners, assigns and successors harmless from and against any and all loss, cost, damage and expense directly arising from Licensee’s negligence or misconduct at the Property and any breach of this Agreement, including but not limited to, reasonable attorney’s fees, professional fees and court costs.

b.
Licensor shall indemnify, defend and hold Licensee, its employees, agents, contractors, assigns and successors harmless from and against any and all loss, cost, damage and expense directly arising from Licensor’s negligence or misconduct at the Property and any breach of this Agreement, including but not limited to, reasonable attorney’s fees, professional fees and court costs.

c.	The indemnification provided in this Section 12 shall survive the expiration or earlier termination of this Agreement.
13. Governing Law; Status and Authority; Entire Agreement; Counterparts; Amendments; Waivers; Assignment. This Agreement shall be governed by the substantive laws of the Commonwealth of Pennsylvania. The parties hereto each represent and warrant to the other that they are duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and under the laws of the State of Delaware, as applicable, and that they have all requisite power and authority to execute and deliver this Agreement and to perform under this Agreement. This Agreement constitutes the entire agreement between the parties relating to the License, there being no other terms or conditions, oral or written, except as herein expressed. This Agreement may be executed in counterparts and each counterpart constitutes an original document. This Agreement may be amended, changed or modified only by written amendment executed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing signed by both parties. Neither party shall assign their interest under this Agreement to any other party without the prior written consent of the other party.
Remainder of page left intentionally blank; signatures follow on next page.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

LICENSOR: CONSHOHOCKEN ASSOCIATES, L.P., a Pennsylvania limited partnership
By:	Conshohocken Associates Acquisition Corporation, a Pennsylvania corporation, its general partner

	By:	/s/ Richard Heany
Richard Heany, President

LICENSEE: NUPATHE INC., a Delaware corporation
By:	/s/ Jane H. Hollingsworth
Name: Jane H. Hollingsworth
Title: Chief Executive Officer

EXHIBIT A
Drawing of Premises follows this cover page

EXHIBIT B
Pursuant to Section 3 of the attached License Agreement, if Licensor terminates the License prior to December 1, 2011, Licensor shall pay Licensee the applicable reimbursement amount set forth below based on the termination date of the License:

Termination Date	Reimbursement Amount

December 1, 2010 to December 31, 2010	$6,000
January 1, 2011 to January 31, 2011	$5,786
February 1, 2011 to February 28, 2011	$5,571
March 1, 2011 to March 31, 2011	$5,357
April 1, 2011 to April 30, 2011	$5,143
May 1, 2011 to May 31, 2011	$4,929
June 1, 2011 to June 30, 2011	$4,714
July 1, 2011 to July 31, 2011	$4,500
August 1, 2011 to August 31, 2011	$4,286
September 1, 2011 to September 30, 2011	$4,071
October 1, 2011 to October 31, 2011	$3,857
November 1, 2011 to November 30, 2011	$3,643